Exhibit 10(e)
AUTHORIZATION
BY
THE CHIEF HUMAN RESOURCES OFFICER OF
KIMBERLY-CLARK CORPORATION

I, Sandra R. Karrmann, Chief Human Resources Officer of Kimberly-Clark Corporation (“Corporation”), pursuant to the authority granted to my position under Article 10 of the Kimberly-Clark Corporation Voluntary Deferred Compensation Plan, do hereby give my written consent to the adoption of the following preamble and resolutions:

1st Amendment to the Kimberly-Clark Corporation Voluntary Deferred Compensation Plan

WHEREAS the Kimberly-Clark Corporation Voluntary Deferred Compensation Plan (the "Plan") will be amended as follows:

NOW, THEREFORE, BE IT

RESOLVED, that Section 8.2 of the Plan is hereby amended to conform the Plan's beneficiary designation procedures with those under the Corporation's Supplemental Retirement 401(k) and Profit Sharing Plan by clarifying that (i) a married participant must designate his or her spouse as the beneficiary unless such spouse consents in writing to the designation of another beneficiary, (ii) the default beneficiary of a married participant shall be the spouse and (iii) a Participant's divorce decree will not revoke an existing beneficiary designation, to read as amended in Exhibit A ("Amendment"); and

RESOLVED, that the above Amendment is effective January 1, 2023, and shall be known as the 1st Amendment to the Plan.

IN WITNESS WHEREOF, the Chief Human Resources Officer has signed this Authorization on the date below.

APPROVED:

December 16, 2022	By:	/s/ Sandra R. Karrmann
Sandra R. Karrmann Chief Human Resource Officer

Exhibit A
1st Amendment to the
Kimberly- Clark Corporation Voluntary Deferred Compensation Plan

8.2     DEATH

The Plan Sponsor may elect to accelerate distributions upon death in accordance with Section 6.01(b) or Section 6.01(d) of the Adoption Agreement. If the Plan Sponsor does not elect to accelerate distributions upon death in accordance with Section 6.01(b) or Section 6.01(d) of the Adoption Agreement, the vested amount credited to the Participant’s Account will be paid in accordance with the provisions of Article 9.

A Participant may designate a Beneficiary or Beneficiaries or change any prior designation of Beneficiary or Beneficiaries in accordance with rules and procedures established by the Administrator. Whenever a Participant designates a new Beneficiary, all former Beneficiary designations by such Participant shall be revoked automatically. If a married Participant designates a Beneficiary other than his or her spouse at the time of such designation, such designation shall not be effective (and the Participant’s spouse shall be the Beneficiary) unless:

(1)the spouse consents in writing to such designation;

(2)the spouse’s consent acknowledges the effect of such designation, which consent shall be irrevocable; and

(3)the spouse executes the consent in the presence of either a Plan representative designated by the Administrator or a notary public.

Notwithstanding the foregoing, such consent shall not be required if the Participant establishes to the satisfaction of the Administrator that such consent cannot be obtained because (i) there is no spouse; (ii) the spouse cannot be located after reasonable efforts have been made; or (iii) other circumstances exist to excuse spousal consent as determined by the Administrator.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s vested Account, such amount will be paid to the spouse of the Participant, or if no spouse is then living, the representatives of the Participant's estate (such estate shall be deemed to be the Beneficiary for purposes of the Plan) in accordance with the provisions of Article 9.